                                                                     Exhibit 1.1

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        THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION
--------------------------------------------------------------------------------

IF YOU ARE IN ANY DOUBT as to any aspect of this circular or as to the action to be taken, you should consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional advisor.

IF YOU HAVE SOLD OR TRANSFERRED all your shares in GUANGSHEN RAILWAY COMPANY LIMITED, you should at once hand this circular to the purchaser or the transferee or to the bank, licensed securities dealer or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

--------------------------------------------------------------------------------


                    (GUANGSHEN RAILWAY COMPANY LIMITED LOGO)
 (a joint stock limited company incorporated in the People's Republic of China)
                                (Stock Code: 525)



                            DISCLOSABLE TRANSACTION


--------------------------------------------------------------------------------

A letter from the Board is set out on pages 3 to 6 of this circular.



                                                               15 September 2005

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                                    CONTENTS
--------------------------------------------------------------------------------


                                                                        Pages

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .         1

LETTER FROM THE BOARD

  INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . .         3

  THE CONDITIONAL AGREEMENT . . . . . . . . . . . . . . . . . . .         4

  INFORMATION ON THE EMUS AND THE REASONS

    FOR AND BENEFITS OF THE PURCHASE . . . . . . . . . . . . . .          5

  INFORMATION ON THE SELLERS . . . . . . . . . . . . . . . . . .          6

  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6

APPENDIX -- GENERAL INFORMATION . . . . . . . . . . . . . . . . .         7



                                    -- i --

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                                   DEFINITIONS
--------------------------------------------------------------------------------

In this circular, the following expressions shall have the meanings set out below unless the context requires otherwise:


"Board"               the board of Directors

"Bombardier Sweden"   Bombardier Transportation Sweden AB, a company
                      which headquarter is located in Sweden and a subsidiary of
                      Bombardier Inc., which owns a 50% interest in the foreign
                      joint venture partner of Qingdao BSP

"CITC"                China International Tendering Company

"Company"             Guangshen Railway Company Limited, a joint stock limited
                      company incorporated in the PRC, the H shares of which are listed on the Stock Exchange (Stock Code: 525) and the
                      American depository shares of which are listed on The New
                      York Stock Exchange, Inc.

"Conditional          the purchase agreement dated 30 May 2005
  Agreement"          between, inter alia, the Company and the Sellers in
                      respect of the purchase by the Company of the EMUs from
                      the Sellers

"Directors"           the directors of the Company

"EMUs"                twenty sets of Electric Multiple Units train

"Group"               the Company and its subsidiaries

"HK$"                 Hong Kong dollars, the lawful currency of Hong Kong

"Hong Kong"           Hong Kong Special Administrative Region of the PRC

"Latest Practicable   9 September 2005, being the latest
  Date"               practicable date prior to the printing of this circular
                      for the purpose of ascertaining certain information
                      contained in this circular

"Listing Rules"       The Rules Governing the Listing of Securities on the
                      Stock Exchange

                                    -- 1 --

--------------------------------------------------------------------------------
                                  DEFINITIONS
--------------------------------------------------------------------------------


"PRC"                 The People's Republic of China

"Purchase"            the purchase by the Company of the EMUs from the Sellers
                      pursuant to the Conditional Agreement

"Qingdao BSP"         Bombardier Sifang Power (Qingdao) Transportation Ltd., a
                      sino-foreign joint venture incorporated in the PRC

"RMB"                 Renminbi, the lawful currency of the PRC

"Sellers"             Qingdao BSP and Bombardier Sweden

"SFO" the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong)

"Shareholders"        shareholders of the Company

"Stock Exchange"      The Stock Exchange of Hong Kong Limited


Notes: The figures in RMB are converted into HK$ at the rate of RMB104.66 =
       HK$100 throughout this circular for indication purposes only.

                                    -- 2 --

--------------------------------------------------------------------------------
                              LETTER FROM THE BOARD
--------------------------------------------------------------------------------

                    (GUANGSHEN RAILWAY COMPANY LIMITED LOGO)
 (a joint stock limited company incorporated in the People's Republic of China)
                                (Stock Code: 525)


Executive Directors:                              Registered Address:
Wu Junguang Chairman                              No. 1052 Heping Road
Li Kelie                                          Shenzhen, Guangdong Province
Yang Jinzhong                                     The People's Republic of China
                                                  Postal Code: 518010

Non-executive Directors:
Hu Lingling
Wu Houhui
Wen Weiming


Independent Non-executive Directors:
Chang Loong Cheong
Deborah Kong
Wilton Chau Chi Wai
Company Secretary:
Guo Xiangdong


                                                               15 September 2005


To the Shareholders


Dear Sir/Madam


                            DISCLOSABLE TRANSACTION


INTRODUCTION


On 25 August 2005, the Company announced that the Board passed the resolutions on 9 August 2005 for approving the Conditional Agreement to purchase the EMUs for a total sum of RMB2,583,001,182.50 (equivalent to approximately HK$2,467,992,721.67), subject to the terms and conditions contained therein.

The Purchase constitutes a disclosable transaction of the Company under the Listing Rules. The purpose of this circular is to provide you with further information in relation to the Purchase.

                                    -- 3 --

--------------------------------------------------------------------------------
                             LETTER FROM THE BOARD
--------------------------------------------------------------------------------

THE CONDITIONAL AGREEMENT


Effective Date     :  The Board passed the resolutions for approving the
                      Purchase on 9 August 2005.

                      The Conditional Agreement shall take effect upon payment by Qingdao BSP and Bombardier Sweden to the Company of a guarantee fund in the aggregate sum of approximately
                      RMB56,758,118.25 (equivalent to approximately
                      HK$54,230,955.71). Such guarantee fund has been paid on 20
                      August 2005. The Company shall be entitled to seek remedies out of the above guarantee fund on the Sellers' default in performing any of their respective obligations under the Conditional Agreement. To the best knowledge of the Company, the Sellers have not defaulted in performing any of their respective obligations under the Conditional
                      Agreement up to the Latest Practicable Date.

                      The Company has been advised by its external PRC legal counsel that the Conditional Agreement shall only be effective and legally binding upon fulfilment of all the conditions set out therein.

Parties            :  (1) the Company, as the purchaser

                      (2) Qingdao BSP and Bombardier Sweden, as the Sellers

                      (3) CITC, as the purchaser's agent

Assets to be       :  The Sellers shall deliver the EMUs and the technical data,
  purchased           manuals, spare parts on board and special tools that are
                      related to the design, manufacture, operation, inspection
                      and repair of the EMUs to the Company as well as to
                      provide the Company with the related design liaison,
                      technical training and after-sale services. In particular,
                      Bombardier Sweden shall be paid by the Company to supply
                      imported spare parts and components from outside of PRC to
                      Qingdao BSP and to provide offshore training to the
                      Company. Qingdao BSP shall be responsible for sourcing
                      spare parts and components in the PRC, assembling the EMUs and delivering the EMUs to the Company in stages during
                      the period from May 2007 to December 2007 in accordance
                      with the terms and conditions of the Conditional
                      Agreement.


                                   -- 4 --

--------------------------------------------------------------------------------
                             LETTER FROM THE BOARD
--------------------------------------------------------------------------------


Consideration      :  A total sum of RMB2,583,001,182.50 (equivalent to
                      approximately HK$2,467,992,721.67).

                      The consideration was agreed after arm's length negotiations between the Company and the Sellers with reference to the price submitted during the tender process in which the Sellers were collectively selected.

Payment terms      :  Upon the Conditional Agreement becoming unconditional and taking effect, the consideration shall be satisfied in
                      cash in instalments.

                      Payment shall be made in accordance with the terms of the Conditional Agreement upon delivery of the EMUs or the relevant services being rendered (as the case may be).


The Company and CITC entered into an agency agreement under which CITC agreed to provide service to the Company in relation to the Purchase and its implementation, which includes assisting the Company in selecting the Sellers, arranging all necessary government approvals and licenses and providing any other related services to ensure the smooth implementation of the Purchase.

CITC is one of the largest tendering and procurement agents in the PRC. It has extensive experience in international tendering and procurement transactions.


INFORMATION ON THE EMUS AND THE REASONS FOR AND BENEFITS OF THE PURCHASE

The Company is principally engaged in railway passenger and freight transportation businesses between Guangzhou and Shenzhen and certain long-distance passenger transportation services. In order to improve the integrated transportation capacity and to capture a larger market share from the growing passenger transportation market in Guangzhou and Shenzhen, the Company intends to purchase the new EMUs which will be used as Guangzhou-Shenzhen high-speed trains and Hong Kong through-trains. The expected speed of the brand new EMUs is 200 km/h with a passenger capacity of approximately 670 persons per each train set.

The Company considers that the Purchase will strengthen the Group's earning base and will increase the assets and liabilities of the Company. The consideration in respect of the Purchase will be treated as the Company's expenses.

The Directors believe that the new sets of EMUs will strengthen the Group's brand name of providing "safe, fast, comfortable, high-quality" passenger transportation service and enhance the competitiveness and operation efficiency of the Company.

                                    -- 5 --

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                              LETTER FROM THE BOARD
--------------------------------------------------------------------------------

The Directors believe the terms of the transaction are fair and reasonable and in the interests of the Shareholders as a whole.


INFORMATION ON THE SELLERS

Qingdao BSP is a sino-foreign joint venture passenger train and EMUs manufacturer in the PRC. Its principal business includes the design and manufacture of high grade and ordinary passenger trains, EMUs, deluxe double-deck passenger trains, high-speed trains and intercity rail cars, sales of products and provision of after-sales service.

Bombardier Sweden is a wholly owned subsidiary of Bombardier Inc., which is a world- leading manufacturer and service company of business jets, regional aircraft and rail transportation equipment.


GENERAL

The Purchase will be funded approximately one-half by internal resources and another half by banking facilities obtained by the Company.

The Purchase constitutes a disclosable transaction of the Company under the Listing Rules. During the period from August 2004 to July 2005, the Group had purchased certain spare parts and components from Bombardier Sweden and engaged its services for its existing trains. The total value of the transactions between the Group and the Sellers during such period is less than RMB2.33 million (equivalent to approximately HK$2.2263 million). These transactions have been taken into account in determining the percentage ratios and hence the transaction classification under Chapter 14 of the Listing Rules.

To the best of the knowledge, information and belief of the Directors having made all reasonable enquiries, CITC, the Sellers and their respective ultimate beneficial owners are third parties independent of the Company and connected persons (as defined under the Listing Rules) of the Company.


ADDITIONAL INFORMATION

Your attention is drawn to the "General Information" set out in the Appendix to this circular.


                                                       Yours faithfully,
                                                     By Order of the Board
                                                         GUO XIANGDONG
                                                       Company Secretary

                                    -- 6 --

--------------------------------------------------------------------------------
APPENDIX                                                     GENERAL INFORMATION
--------------------------------------------------------------------------------

1.   RESPONSIBILITY STATEMENT

     This circular includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief there are no other facts the omission of which would make any statement herein misleading.


2.   DISCLOSURE OF INTERESTS

     (a) INTERESTS AND SHORT POSITIONS OF THE DIRECTORS, SUPERVISORS AND CHIEF EXECUTIVE OF THE COMPANY IN THE SECURITIES OF THE COMPANY AND ITS ASSOCIATED CORPORATIONS

          As at the Latest Practicable Date, there was no record of interests and short positions (including the interests and short positions which were taken or deemed to have been taken under the provisions of the
          SFO) of the Directors, supervisors or chief executive of the Company in the shares, underlying shares and debentures of the Company or any associated corporation (within the meaning of the SFO) in the register required to be kept under section 352 of the SFO. The Company had not received notification of such interests and short positions from any Director, supervisor or chief executive of the Company as required to be made to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO or the Model Code for Securities Transactions by Directors of Listed Companies in Appendix 10 to the Listing Rules. The Company has not granted to any of the Directors, supervisors or chief executive of the Company or their spouses or children under the age of 18 any right to subscribe for any shares or debentures of the Company.

                                    -- 7 --

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APPENDIX                                                     GENERAL INFORMATION
--------------------------------------------------------------------------------

     (b) INTERESTS AND SHORT POSITIONS OF THE SHAREHOLDERS DISCLOSABLE UNDER THE SFO So far as is known to the Directors, supervisors and chief executive of the Company, as at the Latest Practicable Date, the interests and short positions of the persons, other than Directors, supervisors or chief executive of the Company, in the shares and underlying shares of the Company as recorded in the registrar required to be kept under section 336 of the SFO were as follows:


                                                                                             PERCENTAGE OF    PERCENTAGE OF
          NAME OF                CLASS OF            NUMBER OF                    TYPE OF         CLASS OF      TOTAL SHARE
          SHAREHOLDER              SHARES          SHARES HELD       CAPACITY    INTEREST           SHARES          CAPITAL
                                                                                                       (%)              (%)

          Guangzhou Railway      Domestic    2,904,250,000 (L)     Beneficial   Corporate           100.00            66.99
           (Group) Company         shares                               owner

          Sumitomo Life          H Shares      128,406,000 (L)    Interest of   Corporate             8.97             2.96
           Insurance                                               Controlled
           Company (Note)                                         corporation

          Sumitomo Mitsui        H Shares      113,964,000 (L)     Investment   Corporate             7.96             2.63
           Asset Management                                           Manager
           Company, Limited

          Mondrian Investment    H Shares      100,486,500 (L)     Investment   Corporate             7.02             2.32
           Partners Ltd.                                              Manager
           (formerly known
           as Delaware
           International
           Advisers Limited)


          Note: As at the Latest Practicable Date, Sumitomo Life Insurance
                Company was deemed to be interested in the H Shares held by Sumitomo Mitsui Asset Management Company, Limited, a controlled corporation of Sumitomo Life Insurance Company.

                The  letter "L" denotes a long position.

                                    -- 8 --

--------------------------------------------------------------------------------
APPENDIX                                                     GENERAL INFORMATION
--------------------------------------------------------------------------------

          Save as disclosed above, as at the Latest Practicable Date, the Company had not been notified by any persons (other than Directors, supervisors or chief executive of the Company) who had interests or short positions in the shares or underlying shares of the Company which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 of Part XV of the SFO, or who were interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other members of the Group, or any options in respect of such share capital.


3.   COMPETING BUSINESS INTERESTS OF DIRECTORS

     As at the Latest Practicable Date, none of the Directors, supervisors or the chief executive of the Company or their respective associates was interested in any business which competes or is likely to compete, either directly or indirectly, with the businesses of the Group as required to be disclosed pursuant to the Listing Rules.


4.   LITIGATION

     So far as the Directors are aware, as at the Latest Practicable Date, neither the Company nor any of its subsidiaries was engaged in any litigation or arbitration of material importance and no litigation or claim of material importance was pending or threatened against the Company or any of its subsidiaries.


5.   MISCELLANEOUS

     (a) As at the Latest Practicable Date, none of the Directors or supervisors has entered into a service contract with the Company which does not expire or which is not determinable by the Company within one year without payment of compensations, other than statutory compensations.

     (b) The company secretary of the Company is Mr. Guo Xiangdong (a holder of a Bachelor of Laws degree from Huazhong Normal University and an economist). The Stock Exchange has granted a waiver from strict compliance with Rule 8.17 and Rule 19A.18 of the Listing Rules in favour of the Company on the condition that the Company would retain a suitably qualified person to assist Mr. Guo in discharging his duties as company secretary of the Company for an initial period of three years from 2 January 2004.

     (c) The chief accountant of the Company is Mr. Yao Xiaocong. The Stock Exchange has granted a waiver from strict compliance with Rule 3.24 of the Listing Rules in favour of the Company on the condition that the Company would engage Mr. Choy Mun Kei, Kenneth, a practising member of Hong Kong Institute of Certified Public Accountants, to assist Mr. Yao in the discharge of the duties in the oversight

                                    -- 9 --

--------------------------------------------------------------------------------
APPENDIX                                                     GENERAL INFORMATION
--------------------------------------------------------------------------------

          of the Company's financial reporting procedures and internal controls. Please refer to the announcement of the Company dated 11 January 2005 for further details of such waiver.

     (d) The registered office of the Company is at No.1052 Heping Road, Shenzhen, Guangdong Province, PRC, Postal Code: 518010.

     (e) The Hong Kong share registrar of the Company is Hong Kong Registrars Limited, Rooms 1712 - 1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong.

     (f) The English text of this circular shall prevail over the Chinese text, in case of any inconsistency.

                                    -- 10 --